The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement and prospectus are not an offer to sell nor does it seek these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PRICING SUPPLEMENT
Subject to Completion, dated September 2, 2026
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283969
(To Product Supplement MLN-WF-2 dated March 27, 2026
and Prospectus dated February 26, 2025)

The Toronto-Dominion Bank Senior Debt Securities, Series H Equity Linked Notes

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

■       Linked to the lowest performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation (each referred to as an “Underlying Stock”)
■      Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the lowest performing Underlying Stock from its starting price to its ending price. The lowest performing Underlying Stock is the Underlying Stock that has the lowest underlying stock return, calculated for each Underlying Stock as the percentage change from its starting price to its ending price on the calculation day. The maturity payment amount will reflect the following terms:
■       If the ending price of the lowest performing Underlying Stock is greater than its starting price, you will receive the principal amount plus a positive return equal to 100% of the percentage increase in the price of the lowest performing Underlying Stock from its starting price, subject to a maximum return at maturity of at least 24.75% (to be determined on the pricing date) of the principal amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,247.50
■       If the ending price of the lowest performing Underlying Stock remains unchanged or decreases, you will receive the principal amount but you will not receive any positive return on your investment
■        Repayment of the principal amount at maturity regardless of the performance of the lowest performing Underlying Stock (subject to the credit risk of The Toronto-Dominion Bank (the “Bank”))
■        Your return on the notes will depend solely on the performance of the lowest performing Underlying Stock. You will not benefit in any way from the performance of a better performing Underlying Stock. Therefore, you will be adversely affected if any Underlying Stock performs poorly, even if another Underlying Stock performs favorably
■        All payments on the notes are subject to the credit risk of the Bank
■        No periodic interest payments or dividends
■        No exchange listing; designed to be held to maturity

The estimated value of the notes at the time the terms of your notes are set on the pricing date is expected to be between $925.00 and $960.00 per note, as discussed further under “Selected Risk Considerations— Risks Relating To The Estimated Value Of The Notes And Any Secondary Market” beginning on page P-9 and “Estimated Value of the Notes” herein. The estimated value is expected to be less than the original offering price of the notes.
The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page P-8 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement and on page 1 of the accompanying prospectus.
The notes are senior unsecured debt obligations of the Bank, and, accordingly, all payments are subject to credit risk. The notes are not insured by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other governmental agency of Canada, the United States or any other jurisdiction.
Neither the U.S. Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement and prospectus. Any representation to the contrary is a criminal offense.
	Original Offering Price	Agent Discount(1)	Proceeds to The Toronto-Dominion Bank
Per Security	$1,000.00	Up to $30.75	At least $969.25
Total
(1)
The Agents may receive a commission of up to $30.75 (3.075%) per note and may use a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the notes, or will offer the notes directly to investors. The Agents may resell the notes to other securities dealers at the original offering price less a concession not in excess of $20.00 (2.00%) per note. Such securities dealers may include Wells Fargo Advisors (“WFA”, the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of Wells Fargo Securities, LLC (“Wells Fargo Securities”). The other dealers may forgo, in their sole discretion, some or all of their selling concessions. In addition to the selling concession allowed to WFA, Wells Fargo Securities may pay $0.75 (0.075%) per note of the agent discount to WFA as a distribution expense fee for each note sold by WFA. The Bank will reimburse TD Securities (USA) LLC (“TDS”) for certain expenses in connection with its role in the offer and sale of the notes, and the Bank will pay TDS a fee in connection with its role in the offer and sale of the notes. In respect of certain notes sold in this offering, we may pay a fee of up to $2.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers. See “Terms of the Notes—Agents” herein and “Supplemental Plan of Distribution (Conflicts of Interest) –Selling Restrictions” in the accompanying product supplement.

TD Securities (USA) LLC	Wells Fargo Securities

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

Terms of the Notes

Issuer:	The Toronto-Dominion Bank (the “Bank”).
Market Measures:
The Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”). We refer to the issuer of each Underlying Stock as an “Underlying Stock Issuer” and collectively as the “Underlying Stock Issuers.”

Pricing Date*:	September 11, 2026.
Issue Date*:	September 16, 2026.
Calculation Day*:	September 11, 2028, subject to postponement.
Stated Maturity Date*:	September 14, 2028, subject to postponement. The notes are not subject to redemption by the Bank or repayment at the option of any holder of the notes prior to the stated maturity date.
Original Offering Price:	$1,000 per note.
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:
On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:
•  if the ending price of the lowest performing Underlying Stock is greater than its starting price:
$1,000 plus the lesser of:
(i)            $1,000 × underlying stock return of the lowest performing Underlying Stock × upside participation rate; and
(ii)            the maximum return; or
•  if the ending price of the lowest performing Underlying Stock is less than or equal to its starting price:
$1,000
All payments on the notes are subject to the credit risk of the Bank.

Lowest Performing Underlying Stock:	The “lowest performing Underlying Stock” will be the Underlying Stock with the lowest underlying stock return.
Stock Closing Price:
With respect to each Underlying Stock, its stock closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Notes—Certain Terms for Notes Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement.

Starting Price:
With respect to the Class A common stock of Alphabet Inc. : $ , its stock closing price on the pricing date.
With respect to the common stock of NVIDIA Corporation: $ , its stock closing price on the pricing date.

Ending Price:	The “ending price” of an Underlying Stock will be its stock closing price on the calculation day.
Maximum Return:
The “maximum return” will be determined on the pricing date and will be at least 24.75% of the principal amount per note (at least $247.50 per note). As a result of the maximum return, the maximum maturity payment amount will be at least $1,247.50 per note.

Upside Participation Rate:	100%
Underlying Stock Return:
With respect to an Underlying Stock, its “underlying stock return” is the percentage change from its starting price to its ending price, measured as follows:
ending price – starting price
starting price

Market Disruption Events and Postponement Provisions:
The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.
For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, the stated maturity date is a “payment date”. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Notes—Certain

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

Terms for Notes Linked to an Underlying Stock—Market Disruption Events” in the accompanying product supplement.
Calculation Agent:	The Bank
U.S. Tax Treatment:
By purchasing the notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the notes, for U.S. federal income tax purposes, as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that your notes should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as “variable rate debt instruments” or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product supplement.

Canadian Tax Treatment:
Please see the discussion herein under “Canadian Taxation”, which applies to the Notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in sections 12.7 and 18.4 of the Canadian Tax Act (as defined under “Canadian Taxation” herein), as such rules may be amended from time to time.

Agents:
TD Securities (USA) LLC and Wells Fargo Securities, LLC
The Agents may receive a commission of up to $30.75 (3.075%) per note and may use a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the notes, or will offer the notes directly to investors. The Agents may resell the notes to other securities dealers at the original offering price less a concession not in excess of $20.00 (2.00%) per note. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities may pay $0.75 (0.075%) per note of the agent discount to WFA as a distribution expense fee for each note sold by WFA.
In addition, in respect of certain notes sold in this offering, we may pay a fee of up to $2.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers. We or one of our affiliates will also pay a fee to iCapital Markets LLC, who is acting as a dealer in connection with the distribution of the notes.
The price at which you purchase the notes includes costs that the Bank, the Agents or their respective affiliates expect to incur and profits that the Bank, the Agents or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the pricing date. See “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Notes And Any Secondary Market — The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices” in this pricing supplement.

Listing:	The notes will not be listed or displayed on any securities exchange or electronic communications network
Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	89115NEN0 / US89115NEN03
*
To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

Additional Information about the Issuer and the Notes
You should read this pricing supplement together with product supplement MLN-WF-2 dated March 27, 2026 and the prospectus dated February 26, 2025 for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement or prospectus. In the event of any conflict, the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying product supplement and prospectus in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.
You may access the product supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
•	Product Supplement MLN-WF-2 dated March 27, 2026:
http://www.sec.gov/Archives/edgar/data/947263/000114036126011819/ef20068624_424b3.htm
•	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

Estimated Value of the Notes
The final terms for the notes will be determined on the date the notes are initially priced for sale to the public, which we refer to as the pricing date, as indicated under “Terms of the Notes” herein, based on prevailing market conditions on the pricing date, and will be communicated to investors in the final pricing supplement.
The economic terms of the notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, estimated costs which we may incur in connection with the notes and an estimate of the difference between the amounts we pay to an affiliate of Wells Fargo Securities and the amounts that an affiliate of Wells Fargo Securities pays to us in connection with hedging your notes as described further under “Terms of the Notes—Agents” herein and “Risk Factors—Risks Relating To Hedging Activities And Conflicts Of Interest” in the accompanying product supplement. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the notes, and our internal funding rate. For more information about the estimated value, see “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Notes And Any Secondary Market” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the notes. For more information see the discussion under “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Notes And Any Secondary Market — The Estimated Value Of Your Notes Is Based On Our Internal Funding Rate.”
Our estimated value on the pricing date is not a prediction of the price at which the notes may trade in the secondary market, nor will it be the price at which the Agents may buy or sell the notes in the secondary market. Subject to normal market and funding conditions, the Agents or another affiliate of ours intends to offer to purchase the notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the pricing date, the price at which the Agents may initially buy or sell the notes in the secondary market, if any, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 3 months after the issue date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes which we will no longer expect to incur over the term of the notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the notes and any agreement we may have with the distributors of the notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the issue date of the notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Selected Risk Considerations” in this pricing supplement.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

Investor Considerations
The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:
■	seek exposure to any upside performance of the lowest performing Underlying Stock, without exposure to any decline in the lowest performing Underlying Stock, by:
■
participating in the upside performance of the lowest performing Underlying Stock if its ending price is greater than its starting price, subject to the maximum return at maturity of at least 24.75% (to be determined on the pricing date) of the principal amount; and

■	providing for the repayment of the principal amount at maturity regardless of the performance of the lowest performing Underlying Stock (subject to the credit risk of the Bank);
■
are willing to accept the risk that, if the ending price of the lowest performing Underlying Stock is less than or equal to its starting price, they will receive no positive return on the notes at maturity;

■
understand that the return on the notes will depend solely on the performance of the lowest performing Underlying Stock and that they will not benefit in any way from the performance of a better performing Underlying Stock;

■	understand that the notes are riskier than alternative investments linked to only one of the Underlying Stocks or linked to a basket composed of each Underlying Stock;
■	are willing to forgo interest payments on the notes and dividends on any Underlying Stock; and
■	are willing to hold the notes until maturity.
The notes may not be an appropriate investment for investors who:
■	seek a liquid investment or are unable or unwilling to hold the notes to maturity;
■
are unwilling to accept the risk that the ending price of the lowest performing Underlying Stock may be less than or equal to its starting price, in which case they will receive no positive return on the notes at maturity;

■	seek uncapped exposure to the upside performance of the lowest performing Underlying Stock;
■
are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

■	seek current income over the term of the notes;
■
seek exposure to a basket composed of each Underlying Stock or a similar investment in which the overall return is based on a blend of the performances of the Underlying Stocks, rather than solely on the lowest performing Underlying Stock

■	are unwilling to accept the risk of exposure to the Underlying Stocks;
■	seek exposure to the Underlying Stocks but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the notes;
■	are unwilling to accept the credit risk of the Bank; or
■	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.
The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes. For more information about the Underlying Stocks, please see the section titled “Information Regarding the Market Measures” below.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

Determining Payment at Stated Maturity
On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:
Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock. The lowest performing Underlying Stock is the Underlying Stock with the lowest underlying stock return.
Step 2: Calculate the maturity payment amount based on the underlying stock return of the lowest performing Underlying Stock, as follows:

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

Selected Risk Considerations
The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of the risks relating to the notes generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the notes in light of your particular circumstances.
Risks Relating To The Notes Generally
You May Receive No Positive Return On Your Notes At Maturity.
Any positive return on the notes at maturity will depend on whether the ending price of the lowest performing Underlying Stock is greater than its starting price and the other terms of the notes. Because the price of the lowest performing Underlying Stock will be subject to market fluctuations, the ending price of the lowest performing Underlying Stock may be less than its starting price, in which case the maturity payment amount will be the principal amount per note at maturity. This is the case even if the price of the lowest performing Underlying Stock is greater than its starting price at certain times during the term of the notes.
Even if the ending price of the lowest performing Underlying Stock is greater than its starting price, the maturity payment amount may only be slightly greater than the principal amount, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of the Bank or another issuer with a similar credit rating with the same stated maturity date.
The Notes Do Not Pay Interest.
The notes will not pay any interest. Accordingly, you should not invest in the notes if you seek current income during the term of the notes.
You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.
If you are a U.S. investor in a note that is treated as a “contingent payment debt instrument” for U.S. federal income tax purposes, you generally will be required to recognize taxable income with respect to the note prior to its maturity, even though you will not receive any payment on the notes prior to maturity. In addition, your gain, if any, with respect to such notes generally will be treated as ordinary income rather than capital gain. See “Material U.S. Federal Income Tax Consequences” below and in the accompanying product supplement.
Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Lowest Performing Underlying Stock.
The opportunity to participate in the possible increases in the price of the lowest performing Underlying Stock through an investment in the notes will be limited because any positive return on the notes will not exceed the maximum return. Therefore, your return on the notes may be lower than the return on a direct investment in the lowest performing Underlying Stock.
The Notes Are Subject To The Market Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If Another Underlying Stock Performs Favorably.
You are subject to the market risks of each Underlying Stock. If any Underlying Stock performs poorly, you will be negatively affected, even if another Underlying Stock performs favorably. The notes are not linked to a basket composed of the Underlying Stocks, where the better performance of an Underlying Stock could offset the poor performance of another. Instead, you are subject to the full risks of whichever Underlying Stock is the lowest performing Underlying Stock. As a result, the notes are riskier than an alternative investment linked to only one of the Underlying Stocks or linked to a basket composed of each Underlying Stock. You should not invest in the notes unless you understand and are willing to accept the market risks of each Underlying Stock.
Your Return On The Notes Will Depend Solely On The Performance Of The Lowest Performing Underlying Stock, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Underlying Stock.
Your return on the notes will depend solely on the performance of the lowest performing Underlying Stock. Although it is necessary for each Underlying Stock to close above its starting price in order for you to receive any positive return at maturity, you will not benefit in any way from the performance of the better performing Underlying Stock. The notes may underperform an alternative investment linked to a basket composed of the Underlying Stocks, since in such case the performance of a better performing Underlying Stock would be blended with the performance of the lowest performing Underlying Stock, resulting in a better return than the return of the lowest performing Underlying Stock alone.
You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.
It is preferable from your perspective for the Underlying Stocks to be correlated with each other so that their prices will tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the Underlying Stocks will not exhibit this relationship. The less correlated the Underlying Stocks, the more likely it is that any one of the Underlying Stocks will be performing poorly at any time over the term of the notes. All that is necessary for the notes to perform poorly is for one of the Underlying Stocks to perform poorly; the performance of a better performing Underlying Stock is not relevant to your return on the notes. It is impossible to predict what the relationship among the Underlying Stocks will be over the term of the notes. To the extent the Underlying Stocks represent a different equity market, such equity markets may not perform similarly over the term of the notes.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

The Calculation Day And The Stated Maturity Date Are Subject To Market Disruption Events And Postponements.
The calculation day, and therefore the maturity date, is subject to postponement in the case of a market disruption event or a non-trading day as described herein and in the accompanying product supplement.
Risks Relating To An Investment In The Bank’s Debt Securities, Including The Notes
Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Notes.
Although the return on the notes will be based on the performance of the lowest performing Underlying Stock, the payment of any amount due on the notes is subject to the Bank’s credit risk. The notes are the Bank’s senior unsecured debt obligations. Investors are dependent on the Bank’s ability to pay all amounts due on the notes on the stated maturity date and, therefore, investors are subject to the credit risk of the Bank and to changes in the market’s view of the Bank’s creditworthiness. Any decrease in the Bank’s credit ratings or increase in the credit spreads charged by the market for taking the Bank’s credit risk is likely to adversely affect the market value of the notes. If the Bank becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the notes.
Risks Relating To The Estimated Value Of The Notes And Any Secondary Market
The Estimated Value Of Your Notes Is Expected To Be Less Than The Original Offering Price Of Your Notes.
The estimated value of your notes on the pricing date is expected to be less than the original offering price of your notes. The difference between the original offering price of your notes and the estimated value of the notes reflects costs and expected profits associated with selling and structuring the notes, as well as hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value Of Your Notes Is Based On Our Internal Funding Rate.
The estimated value of your notes on the pricing date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the notes is expected to increase the estimated value of the notes at any time.
The Estimated Value Of The Notes Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
The estimated value of your notes on the pricing date is based on our internal pricing models, which take into account a number of variables, such as our internal funding rate on the pricing date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of the notes in the secondary market. As a result, the secondary market price of your notes may be materially less than the estimated value of the notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value Of Your Notes Is Not A Prediction Of The Prices At Which You May Sell Your Notes In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Notes And May Be Less Than The Estimated Value Of Your Notes.
The estimated value of the notes is not a prediction of the prices at which the Agents, other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time, if any, may be based on pricing models that differ from our pricing models and will be influenced by many factors that cannot be predicted, such as market conditions and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market and do not take into account our various costs and expected profits associated with selling and structuring the notes, as well as hedging our obligations under the notes, secondary market prices of your notes will likely be less than the original offering price of your notes. As a result, the price at which the Agents, other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be less than the price you paid for your notes, and any sale prior to the stated maturity date could result in a substantial loss to you.
The Temporary Price At Which We May Initially Buy The Notes In The Secondary Market May Not Be Indicative Of Future Prices Of Your Notes.
Assuming that all relevant factors remain constant after the pricing date, the price at which the Agents may initially buy or sell the notes in the secondary market (if the Agents make a market in the notes, which they are not obligated to do) may exceed the estimated value of the notes on the pricing date, as well as the secondary market value of the notes, for a temporary period after the pricing date of the notes,

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028 as discussed further under “Estimated Value of the Notes”. The price at which the Agents may initially buy or sell the notes in the secondary market may not be indicative of future prices of your notes.
The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be less than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, because an affiliate of Wells Fargo Securities is to conduct hedging activities for us in connection with the notes, that affiliate may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.
There May Not Be An Active Trading Market For The Notes — Sales In The Secondary Market May Result In Significant Losses.
There may be little or no secondary market for the notes. The notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agents and their respective affiliates may make a market for the notes; however, they are not required to do so. The Agents and their respective affiliates may stop any market-making activities at any time. Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.
If you sell your notes before the stated maturity date, you may have to do so at a substantial discount from the principal amount irrespective of the price of the Underlying Stocks, and as a result, you may suffer substantial losses.
If The Price Of Any Underlying Stock Changes, The Market Value Of Your Notes May Not Change In The Same Manner.
Your notes may trade quite differently from the performance of Underlying Stocks. Changes in the price of any Underlying Stock generally or the lowest performing Underlying Stock specifically may not result in a comparable change in the market value of your notes. Even if the price of each Underlying Stock increases above its starting price during the term of the notes, the market value of your notes may not increase by the same amount and could decline.
Risks Relating To The Underlying Stocks
The Maturity Payment Amount Will Depend Upon The Performance Of The Underlying Stocks And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.
•
Investing In The Notes Is Not The Same As Investing In Any Market Measure. Investing in the notes is not equivalent to investing in any of the Underlying Stocks. As an investor in the notes, your return will not reflect the return you would realize if you actually owned and held the Underlying Stocks for a period similar to the term of the notes because you will not receive any dividend payments, distributions or any other payments paid on any Underlying Stock. As a holder of the notes, you will not have any voting rights or any other rights that holders of the Underlying Stocks would have.

•	Historical Prices Of The Underlying Stocks Should Not Be Taken As An Indication Of The Future Performance Of The Underlying Stocks During The Term Of The Notes.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Cannot Control Actions By An Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.
•	You Have Limited Anti-Dilution Protection.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

Risks Relating To Hedging Activities And Conflicts Of Interest
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Notes.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
Risks Relating To Canadian And U.S. Federal Income Taxation
Because the notes are Subject to Special Rules Governing CPDI for U.S. Federal Income Tax Purposes, you generally will be required to pay taxes on ordinary income from the notes even though you will not receive any payment on the notes prior to the stated maturity date.
If you are a U.S. holder, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payment on the notes until the stated maturity date. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to the stated maturity date and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the taxable disposition of the notes will be taxed as ordinary interest income. If you purchased the notes in the secondary market, the tax consequences to you may be different.
Please see the section entitled “Material U.S. Federal Income Tax Consequences” herein for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.
The Tax Consequences Of An Investment In The Notes Are Unclear.
Significant aspects of the U.S. federal income tax treatment of the notes are uncertain. You should read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisors as to the tax consequences of your investment in the notes.
For a discussion of the Canadian federal income tax consequences of investing in the notes, please see the discussion herein under “Canadian Taxation” and the further discussion above under “Terms of the Notes”. If you are not a Non-resident Holder (as that term is defined under “Canadian Taxation” herein) for Canadian federal income tax purposes or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

Hypothetical Examples and Returns
The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 principal amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting price. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price for any Underlying Stock. The actual starting price for each Underlying Stock will be determined on the pricing date and will be set forth under “Terms of the Notes” above. For historical data regarding the actual closing prices of each Underlying Stock, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the notes for $1,000 per note. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the notes.
Upside Participation Rate:	100%
Hypothetical Maximum Return:	24.75% or $247.50 per note (based on the minimum possible maximum return)
Hypothetical Starting Price:	With respect to each Underlying Stock, $100.00
Hypothetical Payout Profile

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

Hypothetical Returns
Hypothetical ending price of the lowest performing Underlying Stock	Hypothetical underlying stock return of the lowest performing Underlying Stock (1)	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return(2)
$160.00	60.00%	$1,247.50	24.75%
$150.00	50.00%	$1,247.50	24.75%
$140.00	40.00%	$1,247.50	24.75%
$130.00	30.00%	$1,247.50	24.75%
$124.75	24.75%	$1,247.50	24.75%
$120.00	20.00%	$1,200.00	20.00%
$115.00	15.00%	$1,150.00	15.00%
$110.00	10.00%	$1,100.00	10.00%
$105.00	5.00%	$1,050.00	5.00%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$70.00	-30.00%	$1,000.00	0.00%
$60.00	-40.00%	$1,000.00	0.00%
$30.00	-70.00%	$1,000.00	0.00%
$15.00	-85.00%	$1,000.00	0.00%
$0.00	-100.00%	$1,000.00	0.00%
(1)
The underlying stock return of the lowest performing Underlying Stock is equal to the percentage change of the lowest performing Underlying Stock from its starting price to its ending price (i.e., the ending price of the lowest performing Underlying Stock minus its starting price, divided by its starting price).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per note to the principal amount of $1,000.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

Hypothetical Examples
Example 1. The ending price of the lowest performing Underlying Stock is greater than its starting price, the maturity payment amount is greater than the principal amount and reflects a return that is less than the maximum return:
	The Class A common stock of Alphabet Inc.	The common stock of NVIDIA Corporation
Hypothetical starting price:	$100.00	$100.00
Hypothetical ending price:	$130.00	$110.00
Hypothetical underlying stock return of the lowest performing Underlying Stock (ending price – starting price)/starting price	30.00%	10.00%
Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock.
In this example, the common stock of NVIDIA Corporation has the lowest underlying stock return and is, therefore, the lowest performing Underlying Stock.
Step 2: Determine the maturity payment amount based on the underlying stock return of the lowest performing Underlying Stock.
Because the hypothetical ending price of the lowest performing Underlying Stock is greater than its hypothetical starting price, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:
(i)	$1,000 × underlying stock return of the lowest performing Underlying Stock × upside participation rate
= $1,000 × 10.00% × 100%
= $100.00; and
(ii)	the maximum return of $247.50
On the stated maturity date, you would receive $1,100.00 per note.
Example 2. The ending price of the lowest performing Underlying Stock is greater than its starting price, the maturity payment amount is greater than the principal amount and reflects a return that is equal to the maximum return:
	The Class A common stock of Alphabet Inc.	The common stock of NVIDIA Corporation
Hypothetical starting price:	$100.00	$100.00
Hypothetical ending price:	$170.00	$160.00
Hypothetical underlying stock return of the lowest performing Underlying Stock (ending price – starting price)/starting price	70.00%	60.00%
Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock.
In this example, the common stock of NVIDIA Corporation has the lowest underlying stock return and is, therefore, the lowest performing Underlying Stock.
Step 2: Determine the maturity payment amount based on the underlying stock return of the lowest performing Underlying Stock.
Because the hypothetical ending price of the lowest performing Underlying Stock is greater than its hypothetical starting price, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:
(i)	$1,000 × underlying stock return of the lowest performing Underlying Stock × upside participation rate
= $1,000 × 60.00% × 100%
= $600.00; and
(ii)	the maximum return of $247.50
On the stated maturity date, you would receive $1,247.50 per note, which is the maximum maturity payment amount.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

Example 3. The maturity payment amount is equal to the principal amount:
	The Class A common stock of Alphabet Inc.	The common stock of NVIDIA Corporation
Hypothetical starting price:	$100.00	$100.00
Hypothetical ending price:	$135.00	$40.00
Hypothetical underlying stock return of the lowest performing Underlying Stock (ending price – starting price)/starting price	35.00%	-60.00%
Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock.
In this example, the common stock of NVIDIA Corporation has the lowest underlying stock return and is, therefore, the lowest performing Underlying Stock.
Step 2: Determine the maturity payment amount based on the underlying stock return of the lowest performing Underlying Stock.
Because the hypothetical ending price of the lowest performing Underlying Stock is less than its hypothetical starting price, the maturity payment amount per note would equal the principal amount of the notes.
On the stated maturity date, you would receive $1,000.00 per note.
This example illustrates that the notes provide for the repayment of the principal amount at maturity even in scenarios in which the price of the of the lowest performing Underlying Stock declines significantly from its starting price to its ending price. In such a circumstance, however, the repayment of your principal amount at maturity will not compensate you for losses related to inflation or the value of money over time. All payments on the notes are subject to the credit risk of the Bank.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

Information Regarding the Market Measures
Each Underlying Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding each Underlying Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The graphs below set forth the information relating to the historical performance of the Underlying Stocks for the periods specified. We obtained the information regarding the historical performance of the Underlying Stocks in the graphs below from Bloomberg Professional® service (“Bloomberg”). We have not conducted any independent review or due diligence of any publicly available information or historical performance information from Bloomberg with respect to the Underlying Stocks. You are urged to make your own investigation into the Underlying Stocks.
The Class A common stock of Alphabet Inc.
According to publicly available information, Alphabet Inc. (“Alphabet”) is a parent holding company of Google LLC that provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. Information filed by Alphabet with the SEC can be located by reference to its SEC file number: 001-37580, or its CIK Code: 0001652044. Alphabet’s Class A common stock is listed on the Nasdaq Global Select Market under the ticker symbol “GOOGL”.
Historical Information
We obtained the closing prices of the Class A common stock of Alphabet in the graph below from Bloomberg, without independent verification.
The following graph sets forth daily closing prices of the Class A common stock of Alphabet for the period from January 1, 2021 to August 31, 2026. The closing price on August 31, 2026 was $339.35. The historical performance of an Underlying Stock should not be taken as an indication of the future performance of such Underlying Stock, and no assurance can be given as to the closing price of an Underlying Stock on any day during the term of the notes..
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

The common stock of NVIDIA Corporation
According to publicly available information, NVIDIA Corporation (“NVIDIA”) is a visual computing company that designs and develops graphics processing units and artificial intelligence. Information filed by NVIDIA with the SEC can be located by reference to its SEC file number: 000-23985, or its CIK Code: 0001045810. NVIDIA’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “NVDA”.
Historical Information
We obtained the closing prices of the common stock of NVIDIA in the graph below from Bloomberg, without independent verification.
The following graph sets forth daily closing prices of the common stock of NVIDIA for the period from January 1, 2021 to August 31, 2026. The closing price on August 31, 2026 was $220.78. The historical performance of an Underlying Stock should not be taken as an indication of the future performance of such Underlying Stock, and no assurance can be given as to the closing price of an Underlying Stock on any day during the term of the notes.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

Supplemental Discussion of Canadian Tax Consequences
The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Canadian Tax Act”) generally applicable to a holder who is an individual and who acquires beneficial ownership of a Note upon the initial issuance of the Note by TD pursuant to this offering document or common shares of TD or any of its affiliates on a conversion of a Note on a bail-in conversion (if applicable), and who, for purposes of the Canadian Tax Act and any applicable income tax treaty, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with, and is not affiliated with, TD, any affiliate of TD, and any Canadian resident (or deemed Canadian resident) to whom the holder assigns or otherwise transfers the Note, (ii) is entitled to receive all payments (including any interest, principal and dividends, if applicable) made on the Note as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Canadian Tax Act) of TD and each affiliate of TD, (iv) is not an entity in respect of which TD or any affiliate of TD is a “specified entity” (as defined in subsection 18.4(1) of the Canadian Tax Act); (v) holds the Note or common shares of TD or any of its affiliates as capital property, (vi) does not use or hold and is not deemed to use or hold the Note or common shares of TD or any of its affiliates in or in the course of carrying on a business in Canada or as part of an adventure or concern in the nature of trade and (vii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary assumes that no amount paid or payable to a Non-resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Canadian Tax Act. This summary further assumes that no Note or property acquired on settlement of a Note will be “taxable Canadian property” to a Non-resident Holder for purposes of the Canadian Tax Act at the time of its disposition or deemed disposition.
This summary is based upon the current provisions of the Canadian Tax Act in force as of the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current administrative policies of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in Notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
The following is only a general summary of certain Canadian federal non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Notes described in this offering document. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes and any common shares of TD or any of its affiliates acquired on a bail-in conversion having regard to their own particular circumstances.
For the purposes of the Canadian Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Minister of National Revenue (Canada).
Notes
Interest (including amounts on account or in lieu of payment of, or in satisfaction of, interest) paid or credited, or deemed to be paid or credited, on a Note to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless all or any part of such interest is “participating debt interest”. “Participating debt interest” is defined in the Canadian Tax Act generally as interest (other than on a “prescribed obligation” described below) all or any portion of which is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” for this purpose is an “indexed debt obligation”, as defined in the Canadian Tax Act, in respect of which no amount payable is: (a) contingent or dependent upon the use of, or production from, property in Canada, or (b) computed by reference to: (i) revenue, profit, cash flow, commodity price or any other similar criterion, other than a change in the purchasing power of money, or (ii) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. An “indexed debt obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money.
In the event that a Note is redeemed, cancelled, purchased or repurchased by TD or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to TD or another person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain circumstances be deemed to be interest and may, together with any interest that has accrued or is deemed to have accrued on the Note to that time, be subject to Canadian non-resident withholding tax if all or any part of such interest or deemed interest is participating debt interest; unless, in certain circumstances, the Note is not an indexed debt obligation (described above) and was issued for an amount not less than 97% of its principal amount (as defined in the Canadian Tax Act), and the yield from the Note, expressed in terms of an annual

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028 rate (determined in accordance with the Canadian Tax Act) on the amount for which the Note was issued, does not exceed 4/3 of the interest stipulated to be payable on the Note, expressed in terms of an annual rate on the outstanding principal amount from time to time.
If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.
Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of Notes by the Non-resident Holder.
Common Shares Acquired on a Bail-in Conversion
Dividends (including amounts on account or in lieu of payment of, or in satisfaction of, dividends) paid or credited or deemed to be paid or credited to a Non-resident Holder on any common shares of TD or common shares of an affiliate of TD that is a Canadian resident corporation will be subject to Canadian non-resident withholding tax of 25% but such rate may be reduced under the terms of an applicable income tax treaty.
A Non-resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of any common shares of TD or common shares of an affiliate of TD unless such shares constitute “taxable Canadian property” to the Non-resident Holder for purposes of the Canadian Tax Act at the time of their disposition, and such Non-resident Holder is not entitled to relief pursuant to the provisions of an applicable income tax treaty. Non-resident Holders should consult their own tax advisors with respect to their particular circumstances.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028

Material U.S. Federal Income Tax Consequences
You should carefully review the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, regarding the material U.S. federal income and certain estate tax consequences of owning and disposing of the notes.
Due to the absence of statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of notes with terms that are substantially the same as the notes, no assurance can be given that the Internal Revenue Service (“IRS”) or a court will agree with the tax treatment described herein. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the notes as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year, even though you will not receive any payments from us until maturity. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.
In general, the comparable yield of a CPDI is equal to the yield as of the issue date of the CPDI at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the original issue date and the spread. However, a special rule provides that the comparable yield may not be less than the “applicable federal rate” published by the U.S. Department of the Treasury (the “Treasury”).
As the notes have only a single contingent payment at maturity, the adjusted issue price of each note at the beginning of each accrual period is equal to the issue price of the note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.
In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amount for the contingent payment to be made under the CPDI, adjusted to produce the comparable yield. We have determined that the comparable yield for the notes is equal to [●]% per annum, compounded semi-annually, with a projected payment at maturity of $[●] based on an investment of $1,000. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount that we will pay on a note.
Based on this comparable yield, if you are an initial holder that holds a note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such note:
Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to have Accrued from Original Issue Date (per $1,000 Note) as of End of Accrual Period
Original Issue Date through March 14, 2027	$[●]	$[●]
March 14, 2027 through September 14, 2027	$[●]	$[●]
September 14, 2027 through March 14, 2028	$[●]	$[●]
March 14, 2028 through Maturity Date	$[●]	$[●]
A U.S. holder of the notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must timely disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule.
If the actual amount of the contingent payment at maturity is different from the amount reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when that amount is paid. An adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; an adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on a note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years. The balance, if any, to the extent that it has not previously been taken into account, reduces the amount realized upon a taxable disposition of the note.
In general, a U.S. holder’s basis in a CPDI is increased by any interest income previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the projected amounts of any payments previously made on the CPDI (without regard to actual amounts paid). Gain upon a sale, exchange, redemption, retirement or other

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028 disposition of the notes generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a note is subject to limitations. Under the rules governing CPDIs, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.
A U.S. holder that purchases a note for an amount other than the public offering price of the note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase notes at other than the issue price to public should consult their tax advisor regarding these adjustments.
Investors should consult their tax advisor with respect to the application of the CPDI provisions to the notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that your notes should be treated in the manner described above.
Non-U.S. Holders. If you are a non-U.S. holder, which is a beneficial owner of the notes that is not a U.S. holder (as defined in the accompanying product supplement), subject to Section 871(m) of the Code and Section 897 of the Code (each as discussed below) and FATCA (as discussed below and in the accompanying product supplement), you should generally not be subject to U.S. federal withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Underlying Stock Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a note upon a taxable disposition of the note to U.S. federal income tax on a net basis, and the gross proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI in light of their individual circumstances, including any other interest they may have in a relevant issuer.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on our determination that the notes are not “delta-one” with respect to the Underlying Stocks, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we or our agents, including WFS, will not make payments of any additional amounts.
Nevertheless, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Underlying Stocks or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the Underlying Stocks or the notes. If you enter, or have entered, into other transactions in respect of the Underlying Stocks or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
FATCA. As discussed in the accompanying product supplement, FATCA generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Class A common stock of Alphabet Inc. and the common stock of NVIDIA Corporation due September 14, 2028 other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. If you are a non-U.S. holder, you should consult your tax advisor regarding the potential application of FATCA to the notes, including the availability of certain refunds or credits. If withholding is required, we (or our agents, including WFS) will not be required to pay additional amounts with respect to the amounts so withheld.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The Notes may be subject to U.S. federal estate tax if an individual non-U.S. holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes holds the notes at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S.